                                                                      Exhibit 15

                                                                 [Zell/Chilmark]

                            TERMINATION AGREEMENT

  TERMINATION AGREEMENT ("Agreement") dated as of the 29th day of November, 1995, by and between REVCO D.S., INC., a Delaware corporation (the "Company"), and ZELL/CHILMARK FUND, L.P., a Delaware limited partnership (the
"Stockholder").

                                    RECITALS

  WHEREAS, the Company and the Stockholder previously entered into a Stockholder's Agreement dated as of June 1, 1992 (the "Existing Stockholder's Agreement");

  WHEREAS, the Company and the Stockholder previously entered into a Registration Rights Agreement dated as of June 1, 1992 (the "Existing Registration Rights Agreement" and, together with the Existing Stockholder's Agreement, the "Existing Agreements");

  WHEREAS, Rite Aid Corporation, a Delaware corporation ("Parent"), Ocean Acquisition Corporation, a Delaware corporation ("Sub") and the Company intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will commence a cash tender offer for the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Offer") and subsequent thereto, Sub will be merged with and into the Company;

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required the Company and the Stockholder to terminate the Existing Agreements.

                                   AGREEMENTS

  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

  1. Effective as of the consummation of the Offer, the Existing Agreements will be terminated and will be of no further force and effect. Accordingly, effective as of the consummation of the Offer, the parties hereto will have no rights or obligations with respect to the Existing Agreements, all of which rights and obligations will be void and of no further force and effect.

  2. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

  3. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


REVCO D.S., INC.                             ZELL/CHILMARK FUND, L.P.


By:  /s/ D. Dwayne Hoven                     By:  ZC Limited Partnership,
     --------------------------                     general partner
     Name: D. Dwayne Hoven
     Title: President and                    By:  ZC Partnership,
            Chief Executive                         general partner
                Officer
                                             By:  CZ Inc.,
                                                    a partner

                                             By:  /s/ Sheli Z. Rosenberg
                                                  --------------------------
                                                  Name: Sheli Z. Rosenberg
                                                  Title: Vice President



                                       2